ISSUER FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-144714
     This Free Writing Prospectus relates only to the securities described below and should be read together with the Preliminary Prospectus of First Solar, Inc. filed with the Securities and Exchange Commission on August 3, 2007 relating to these securities.
First Solar, Inc.
$617,500,000
6,500,000 Shares

Issuer:	First Solar, Inc.
Size:	$617,500,000
Shares offered:	6,500,000 shares of Common Stock
Primary shares:	4,000,000 shares by First Solar, Inc.
Secondary shares:	2,500,000 shares by the selling stockholders
Selling stockholders:	Estate of John T. Walton (1,989,000)
Michael J. Ahearn (390,000)
Bruce Sohn (13,000)
Kenneth M. Schultz (95,000)
Michael Sweeney (13,000)
Goldman, Sachs & Co. will not be selling in the offering and will not be subject to a lock-up agreement
Greenshoe:	975,000 shares; option to purchase additional shares from Estate of John T. Walton
Price to public:	$95.00 per share
To review a filed copy of the registration statement relating to these securities, go to the following link:
http://www.sec.gov/Archives/edgar/data/1274494/000095013407016680/p74092a1sv1za.htm
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY GOING TO THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING CREDIT SUISSE SECURITIES (USA) LLC TOLL-FREE AT 1-800-221-1037, GOLDMAN, SACHS & CO. TOLL-FREE AT 1-866-471-2526 OR MORGAN STANLEY & CO. INCORPORATED TOLL-FREE AT 1-866-718-1649.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR WITHIN THE EMAIL THAT DISTRIBUTED THIS DOCUMENT ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.
August  9, 2007